Exhibit 99.1

NEWS RELEASE

DATE:	November 26, 2007	4:00 p.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-0157

Fourth Quarter Dividend Declared

MainSource Financial Group – NASDAQ, MSFG

Greensburg, Indiana (NASDAQ:  MSFG) – MainSource Financial Group’s Board of Directors announced today that the Company declared a fourth quarter common dividend of $.14 per share at its November 20, 2007 meeting.  The dividend is payable on December 14, 2007 to common shareholders of record as of December 4, 2007.  The dividend represents a 5.0% increase over the dividend paid to shareholders in the fourth quarter last year.  This is MainSource Financial Group’s sixty-ninth consecutive quarterly cash dividend.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ Global Select Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 67 offices in 30 Indiana counties, six offices in three Illinois counties, and five offices in two Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company's loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, 2105 N. State Road 3 Bypass, P.O. Box 2000, Greensburg, IN  47240